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                                                                  Exhibit 4(a)-3

                                AMENDMENT NO. 2

                                      TO

                      PP&L EMPLOYEE STOCK OWNERSHIP PLAN

       WHEREAS, PP&L, Inc. ("PP&L") adopted the PP&L Employee Stock Ownership Plan (the "Plan"), effective January 1, 1975, for certain of its employees; and

       WHEREAS, PP&L amended and restated the Plan, effective January 1, 1998; and subsequently amended by Amendment No. 1; and

       WHEREAS, PP&L desires to amend the plan;

       NOW, THEREFORE, the Plan is hereby amended as follows:

    I. Effective December 1, 1998, the following sections of Articles I, VII and VIII, are amended to read:

    1.1 The purpose of this Plan is to provide Employees some ownership of stock of PP&L Resources, Inc., without requiring any reduction in pay or other employee benefits, or the surrender of any other rights on the part of Employees, and to invest primarily in the stock of PP&L Resources, Inc.

    7.9   Withdrawals.

    (b)(1) Any Participant who has completed at least ten years of participation in the Plan and attained age 55 may elect within 90 days after the close of each Plan Year in the election period (as defined in Subsection (b)(2) below) to withdraw 25% of his Account attributable to Stock acquired by or contributed to the Plan on or after December 31, 1986 to the extent such portion of his Account exceeds the sum of (A) the amount to which a prior election under this Subsection applies and (B) any amount withdrawn under Subsection (a) pursuant to an election made

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within 90 days after the close of any Plan Year in the election period. In the case of a Participant's final election, "50%" shall be substituted for "25%" in the preceding sentence to determine the amount the Participant may withdraw. The determination of the date on which Stock is acquired by or contributed to the Plan shall be made in accordance with section 401 (a) (28) of the Code and regulations thereunder.

     (2) The election period for purposes of this Subsection is the six Plan Year period that begins with the Plan Year in which occurs the later of (A) the Participant's attainment of age 55 or (B) the first Plan Year in which the Participant has completed ten years of participation, except that the election period shall not begin before December 31, 1986.

    8.2 Duties and Powers of Employee Benefit Plan Board and Administrative Committee.

    (a) In addition to the duties and powers described elsewhere hereunder, the Employee Benefit Plan Board shall have all such powers as may be necessary to discharge its duties hereunder including but not limited to the following specific duties and powers:

       (1) to retain such consultants, accountants, agents, clerical assistants and attorneys as may be deemed necessary or desirable to render statements, reports and advice with respect to the Plan and to assist the Employee Benefit Plan Board in complying with all applicable rules and regulations affecting the Plan. Any consultants, accountants, or attorneys may be the same as those retained by PP&L;

       (2) to make such amendments as provided for in Article X;

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       (3) to enact uniform and nondiscriminatory rules and regulations to carry out the provisions of the Plan;

       (4) to compute the amount of any distribution payable to a Participant or other amounts payable under the Plan and authorize disbursement from the Fund;

       (5) to interpret the provisions of the Plan;

       (6) to determine whether any domestic relations order received by the Plan is a qualified domestic relations order as provided in section 414(p) of the Code;

       (7) to evaluate administrative procedures;

       (8) to delegate such duties and powers as the Employee Benefit Plan Board shall determine from time to time to any person or persons or to an administrative committee. To the extent of any such delegation, the delegate shall have the duties, powers, authority, and discretion of the Employee Benefit Plan Board; and

       (9) to establish a claims procedure under which claims will be reviewed by the Manager- Employee Benefits, or such other individual as may be designated by the Vice President-Human Resources and under which each claimant shall receive notice in writing in the event any claim for benefits with respect to a Participant's participation in the Plan has been denied; such notice shall set forth the specific reasons for such denial. Such claims procedure shall also provide an opportunity for full and fair review by the Administrative Committee of the Employee Benefit Plan Board;

     (b) In addition, to any other duties and powers it may possess, the Administrative Committee of the Employee Benefit Plan Board shall have the

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following specific duties and powers:

       (1) to resolve questions or disputes relating to eligibility for distributions or the amount of distributions under the Plan;

       (2) to interpret the provisions of the Plan;

    The Employee Benefit Plan Board and the Administrative Committee of the Employee Benefit Plan Board shall have the discretionary authority and final right to interpret, construe and make benefit determinations (including eligibility and amount) under the Plan. The decisions of the Employee Benefit Plan Board and the Administrative Committee of the Employee Benefit Plan Board are final and conclusive for all purposes.

    II. Except as provided for in this Amendment No. 2, all other provisions of the Plan shall remain in full force and effect.

    IN WITNESS WHEREOF, this Amendment No. 2 is executed this 12th day of November, 1998.

                               PP&L, INC.

                               By: /s/ John M. Chappelear
                                  -------------------------------
                                  John M. Chappelear
                                  Chairman
                                  Employee Benefit Plan Board

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